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                                                                       EXHIBIT 1

                             JOINT FILING AGREEMENT

In accordance with Rule 13d-1(k)(1)(iii) under the Securities Exchange Act of 1934, as amended, the persons named below agree to the joint filing on behalf of each of them of a Statement on Schedule 13D dated May 11, 1999 (including amendments thereto) with respect to the common stock of REXX Environmental Corporation. This Joint Filing Agreement shall be filed as an Exhibit to such Statement.


Date:  May 11, 1999                                   /s/  Arthur L. Asch
                                                   -----------------------------
                                                           ARTHUR L. ASCH



Dated: May 11, 1999                                  /s/  Michael A. Asch
                                                   -----------------------------
                                                          MICHAEL A. ASCH